Exhibit II-1
(English Language Summary)
     Extraordinary Report of Sammy NetWorks Co., Ltd., dated August 27, 2010
     A fair and accurate summary of the material provisions of the above-mentioned foreign language document is included in the press release of Sega Sammy Holdings Inc., Sammy NetWorks Co., Ltd., Sega Toys Co., Ltd. and TMS Entertainment, Ltd. entitled “Notice Concerning Exchange of Shares to Convert Sammy NetWorks Co., Ltd., SEGA TOYS CO., LTD. and TMS ENTERTAINMENT, LTD. into Wholly Owned Subsidiaries of SEGA SAMMY HOLDINGS INC.,” dated August 27, 2010, attached as Exhibit I-1.

II-1-1